Promissory Note

EFFECTIVE DATE AND PARTIES.  This Promissory Note (“Note”) is made effective as of December 22, 2011.  The parties and their addresses are:

LENDER (“you” and “your”):

Larry Musich
N317 Eastowne Ct.
Appleton, WI 54915

BORROWER (“we,” “us,” and “our”):

ProUroCare Medical Inc.
a Nevada Corporation
6440 Flying Cloud Dr., STE 101
Eden Prairie, MN  55344

PROMISE TO PAY.  For value received, we promise to pay you or your order, at your address, or at such other location as you may designate, the total principal balance of Forty Thousand Dollars $40,000.00 (“Principal”), plus interest from the date of disbursement on the unpaid outstanding Principal balance.

INTEREST.  Interest will accrue on the unpaid Principal balance of this Note at the rate of 10.000 percent  per annum.

PAYMENT.  We agree to pay the entire unpaid Principal and any accrued but unpaid interest of this Note on March 22, 2012 (“Maturity Date”).

Each payment we make on this Note will be applied first to interest that is due then to principal that is due, and finally to any charges that we owe other than principal and interest.

PREPAYMENT.  We may prepay this Loan in full or in part at any time.  Any partial prepayment will not excuse any later scheduled payments until we pay in full.

COLLECTION EXPENSES AND ATTORNEYS’ FEES.  To the extent permitted by law, we agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Note or any other Loan Document.  Expenses include, but are not limited to, attorneys’ fees, court costs and other legal expenses.

APPLICABLE LAW.  This Note is governed by the laws of Minnesota, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law.  In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Minnesota, unless otherwise required by law.

Exhibit 99.1 Promissory Note Larry Musich	Page 1

SUCCESSORS.  This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against us and our successors and assigns.

AMENDMENT, INTEGRATION AND SEVERABILITY.  This Note may not be amended or modified by oral agreement.  No amendment or modification of this Note is effective unless made in writing and executed by you and us.  This Note is the complete and final expression of the agreement.  If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

ProUroCare Medical Inc.

/s/Richard Thon
Richard Thon Chief Financial Officer

Exhibit 99.1 Promissory Note Larry Musich	Page 2